Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Victory Diversified Stock Fund, Victory INCORE Fund for Income, Victory INCORE Investment Grade Convertible Fund, Victory NewBridge Large Cap Growth Fund, Victory Special Value Fund, Victory Strategic Allocation Fund, Victory Sycamore Established Value Fund and Victory Sycamore Small Company Opportunity Fund, each a series of Victory Portfolios, under the headings “Ongoing Arrangements to Disclose Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio

February 25, 2019